Exhibit 99-1
                          (on CalAmp Corp. letterhead)

For Further Information:

AT THE COMPANY:              AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                 Lasse Glassen
Chief Financial Officer      General Information
(805) 987-9000               (310) 854-8313
                             lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE

        CAL AMP APPOINTS THOMAS E. PARDUN TO BOARD OF DIRECTORS

OXNARD, Calif., June 19, 2006--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products and engineering services, today announced that Thomas E. Pardun has been appointed to the Company's Board of Directors, effective Friday, June 16, 2006, expanding the size of the Company's Board to seven directors.

Mr. Pardun, 62, brings more than 30 years of management experience with leading companies in the high-technology and telecommunications industries. Since 1993, Mr. Pardun has been a director of Western Digital Corporation, an information storage provider, serving as Chairman of the Board from January 2000 to December 2001 and Lead Director since that time. He also currently serves as a director of Exabyte Corp., a provider of tape storage solutions, Occam Networks, Inc., a provider of broadband networking equipment that enables telephone companies to deliver voice, data, and video services, and Megapath, Inc., a privately-held company that is a leading provider of managed communications services. From May 1996 until his retirement in July 2000, Mr. Pardun was President of Media One International, Asia-Pacific (previously U.S. West International), an owner/operator of international properties in cable television, telephone services, and wireless communications companies. Before joining U.S. West, Mr. Pardun was President of the Central Group for
Sprint and previously held a variety of management positions during a 19-year tenure with IBM.

"Tom's exceptionally strong leadership abilities and extensive experience in the wireless and wire line telecommunications industry make him ideally suited to serve on our Board of Directors," said Fred Sturm, CalAmp's President and Chief Executive Officer. "Tom brings significant expertise and guidance from his tenure at leading companies including Western Digital, U.S. West, Sprint and IBM. We are quite pleased to have access to his operational experience along with his strategic insight as we execute our plan to expand CalAmp's business."

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications, and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.
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